EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
Sierra Monitor Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Sierra Monitor Corporation of our report dated February 23, 1996, relating to the balance sheets of Sierra Monitor Corporation as of December 31, 1995 and 1994, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of Sierra Monitor Corporation.


/s/ KPMG PEAT MARWICK LLP
----------------------------
KPMG Peat Marwick LLP

San Jose, California
December 18, 1996